Exhibit 3.3


                 CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF
                                  INCORPORATION
                                       OF
                          STARLOG FRANCHISE CORPORATION

To:      The Secretary of State
         State of New Jersey

      Pursuant to the provisions of Section 14:A-9-2(4) and Section 14A:9-4(3) of the New Jersey Business Corporation Act, the undersigned corporation executes the following certificate of Amendment to its Certificate of Incorporation;

1. Name of Corporation:       STARLOG FRANCHISE CORPORATION

2. Corporation Number:        Federal EIN Number 22-321981

3. Article First of the Corporation's Articles of Incorporation be amended to read in its entirety as follows:

         "FIRST: the name of the corporation (hereinafter called the "corporation") is RETAIL ENTERTAINMENT GROUP, INC.";

4. Article Third of the Corporation's Articles of Incorporation be amended to read in its entirety as follows:

         "THIRD: The aggregate number of shares which the corporation shall have authority to issue is SIX MILLION (6,000,000), all of which are a par value of $.01 each, and all of which are the same class.

         Simultaneously with the effective date of this amendment(the "Effective Date"), each share of the Corporation's stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split, into one-tenth of a share of the Company's outstanding Common Stock, par value $0.01 per share (the "New Common Stock") subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests will entitle the holder thereof to vote, or to any rights of a shareholder of the Company. Any fraction of a share of New


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         Common  Stock to which the holder would  otherwise be entitled  will be adjusted upward to the nearest whole share. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company's Transfer Agent determines that a holder of Old Certificates has not tendered all his certificates for exchange, the Transfer Agent shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that payment for fractional shares to any one person shall not exceed the value of one share. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase. From and after the Effective Date the amount of capital represented by the shares of New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law".

5. The total number of shares outstanding at the time of the adoption of the amendment was TWENTY-FOUR MILLION, TWO-HUNDRED AND THIRTY SEVEN THOUSAND, SIX-HUNDRED AND THIRTY-SIX (24,237,636). The total number of shares entitled to vote thereon was TWENTY-FOUR MILLION, TWO-HUNDRED AND THIRTY SEVEN THOUSAND, SIX-HUNDRED AND THIRTY-SIX (24,237,636).

6. The foregoing amendment was adopted by the written consent of Hope Associates, L.L.C. and Kevin VanderKelen, two shareholders holding a combined total of TWENTY-TWO MILLION FOUR-HUNDRED AND FIVE THOUSAND shares (22,405,000) shares (NINETY-TWO percent (92%) ) of the issued and outstanding shares of stock pursuant to Section 14:A:5-6 of the New Jersey Business Corporation Act. No shareholders have voted against this amendment. Notice of this shareholder action was provided to the non-consenting shareholders for the attached Information Statement on June 17, 1998 pursuant to Section 14A5:6(2)(b) to shareholders of record on May 22, 1998.

Dated this 9th day of July 1998

                                            STARLOG FRANCHISE CORPORATION

                            BY: /s/ Jack Fitzgerald
                                ---------------------------------
                            Jack Fitzgerald President